Exhibit 21.1

LIST OF SUBSIDIARIES OF INERGY MIDSTREAM, L.P.

Entity	Jurisdiction of Organization

INERGY GAS MARKETING, LLC	Delaware

US SALT, LLC*	Delaware

INERGY STORAGE, INC.	Delaware

FINGER LAKES LPG STORAGE, LLC	Delaware

TRES PALACIOS GAS STORAGE LLC*	Delaware

CENTRAL NEW YORK OIL AND GAS COMPANY, L.L.C.	New York

INERGY PIPELINE EAST, LLC	Delaware

ARLINGTON STORAGE COMPANY, LLC	Delaware

INERGY ASC, LLC	Delaware

ARLINGTON ASSOCIATES, L.P.	Massachusetts

STEUBEN GAS STORAGE COMPANY	New York

*	In connection with this offering, Inergy Midstream, L.P. will (i) transfer 100% of its ownership interests in Tres Palacios Gas Storage LLC and US Salt, LLC to a newly formed subsidiary, NRGY MS, LLC, and then (ii) transfer 100% of its ownership interests in NRGY MS, LLC to Inergy, L.P.